Exhibit 99.1

Kodak Reports Q2 Net Earnings of $4 Million and Continued Growth in Key Products

Retained UBS Investment Bank as its financial advisor on the sale of its Flexographic Packaging Division

Entered into a non-binding LOI for a $400 million, 18-month loan which would be used to refinance its existing term debt during the sale process for the Flexographic Packaging Division

ROCHESTER, N.Y.--(BUSINESS WIRE)--August 9, 2018--Eastman Kodak Company (NYSE: KODK) today reported financial results for the second quarter 2018, delivering net earnings of $4 million on revenues of $372 million and continued growth in its KODAK SONORA Process-Free Plates, KODAK FLEXCEL NX Packaging and KODAK PROSPER Inkjet businesses.

Second-quarter highlights include:

  GAAP net earnings of $4 million for the quarter ended June 30, 2018.
  Operational EBITDA for the quarter of $9 million.
  Revenues for the quarter of $372 million.
  Key product lines achieved strong year-over-year growth for the quarter:
    Volume for KODAK SONORA Process-Free Plates grew by 19 percent.
    Volume for KODAK FLEXCEL NX Plates grew by 8 percent.
    Annuity revenues for the KODAK PROSPER inkjet platform grew by 3 percent.
  The company ended the quarter with a cash balance of $275 million and expects to generate cash in the second half of 2018.
  2018 revenue guidance remains at $1.5 billion to $1.6 billion and Operational EBITDA guidance revised to $55 million to $60 million to reflect increased aluminum supplier costs and timing of commercialization of new products.

Additional developments:

Kodak has

  retained UBS Investment Bank as the company’s financial adviser in the sale of its Flexographic Packaging Division.
  entered into a non-binding letter of intent for a $400 million, 18-month loan with an existing term loan lender which would be used to refinance its existing term debt.
  initiated efficiency actions expected to result in $40 million of annualized savings and improved liquidity.
  included disclosure of going concern assessment in its Form 10-Q filing for the second quarter.

Revenues for the quarter ending June 30, 2018 were $372 million, a decline of $9 million compared with the second quarter of 2017. The company reported second-quarter GAAP net earnings of $4 million and Operational EBITDA of $9 million, down $3 million compared with the second quarter of 2017. The decrease was primarily driven by the $7 million year-over-year adverse impact of the cost of aluminum, which was partially offset by growth in key products as well as cost reductions in Kodak’s Advanced Materials and 3D Printing Technology Division.

“We continue to see growth in our SONORA plates, FLEXCEL NX and PROSPER annuities businesses. When adjusted for aluminum and foreign exchange, Operational EBITDA increased thirty three percent year over year,” said Jeff Clarke, Kodak Chief Executive Officer. “For the second half of 2018 our priorities will be focused on the sale process for the Flexographic Packaging Division, improving efficiency of our operations through the announced restructuring actions and continuing to deliver growth in strategic areas.”

The company reiterated 2018 guidance for revenues of $1.5 billion to $1.6 billion and revised guidance for Operational EBITDA to $55 million to $60 million to reflect increased aluminum supplier costs and timing of commercialization of new products.

Kodak ended the quarter with a cash balance of $275 million, down $38 million from the March 31, 2018 cash balance of $313 million. The company expects a cash balance of $300 million to $310 million at year-end 2018.

“The company’s use of cash in Q2 primarily reflects the seasonal build of working capital. We expect to generate cash over the remainder of the year and to address the September 2019 maturity of the term loan,” said David Bullwinkle, Kodak Chief Financial Officer. “To strengthen our liquidity, we have initiated actions to reduce operating costs, including driving greater efficiencies in investment spending and operations of our mature businesses.”

Print Systems Division (PSD), Kodak’s largest division, had Q2 revenues of $227 million, a decrease of $9 million compared with Q2 2017. Operational EBITDA for the quarter was $8 million, compared with $15 million for the same period a year ago. The decline was due to higher costs for aluminum, the primary material used to manufacture the division’s offset printing plate products, and continued industry pricing pressures.

PSD’s environmentally-advantaged KODAK SONORA Process Free Plates had continued strong performance for the quarter, delivering 19 percent year-over-year growth in unit sales. SONORA Plates now account for 22 percent of the division’s total plate unit sales.

During the quarter PSD continued its rollout of new SONORA X Process-Free Plates, supplying over 100 customers in Asia and Europe. The new product is expected to increase the reach of Kodak’s process-free plates from 30% to 80% of market applications.

Enterprise Inkjet Systems Division (EISD), including the KODAK PROSPER and KODAK VERSAMARK businesses and the investment in ULTRASTREAM inkjet technology, had second-quarter revenues of $33 million, down from $35 million in the same period in 2017. Operational EBITDA was $1 million, flat when compared with the same period in the prior year.

For the second quarter of 2018 the PROSPER business continued to deliver strong performance with year-over-year annuity growth of 3 percent.

The company continues to invest in the development of KODAK ULTRASTREAM, the next-generation inkjet writing system, which is scheduled to launch in 2019.

Flexographic Packaging Division (FPD) includes KODAK FLEXCEL NX Systems and Plates as well as other packaging products, such as analog flexographic plates and letterpress plates, proofing products and services. FPD’s performance for the quarter was driven by continued growth in KODAK FLEXCEL NX Plates. Revenues for Q2 were $38 million, up $1 million compared with the same period a year ago. Operational EBITDA for Q2 was $9 million, an increase of $1 million compared with the second quarter of 2017.

For the quarter, FLEXCEL NX plate volume continued to grow, increasing 8 percent year over year. The division continues to invest in new product development and infrastructure, including a plate manufacturing line in Weatherford, Oklahoma scheduled to be on line in early 2019.

Software and Solutions Division (SSD) revenues for Q2 were $20 million, a $2 million decline compared with the same period last year. Operational EBITDA was negative $1 million, flat when compared to Q2 2017.

Consumer and Film Division (CFD) revenues for the second quarter were $48 million, an increase of $1 million over Q2 2017. Operational EBITDA was negative $4 million for the quarter, compared with negative $5 million in Q2 2017. CFD’s Industrial Film & Chemicals business experienced strong order volume in the quarter which more than offset the expected decline in Consumer Inkjet. The division’s brand licensing business continues to perform well, adding three new licensees during the quarter.

Advanced Materials and 3D Print Technology Division (AM3D) had revenue of $1 million for the quarter and Operational EBITDA of negative $5 million, an improvement of $2 million compared with the same period in the prior year. The division continues to focus on investments in light-blocking particles and printed electronics.

Eastman Business Park Division (EBPD) had Q2 2018 revenues of $5 million, an increase of $1 million compared with the same prior year period. Operational EBITDA was flat compared with the second quarter of 2017.

Going Concern Assessment

Kodak has included a disclosure regarding its going concern assessment in its Q2 Form 10-Q filing. While the company is optimistic about the potential sale of its Flexographic Packaging Division, as well as the anticipated refinancing of its term debt, these plans are not solely within Kodak’s control and therefore are not deemed “probable” under U.S. GAAP accounting rules. Please read Footnote 1 to the financial statements contained in the company’s 10-Q to see the precise disclosure and planned mitigating actions.

Revenue and Operational EBITDA Q2 2018 vs. Q2 2017

($ millions)

Q2 2018 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$227	$33	$38	$20	$48	$1	$5	$372
Operational EBITDA *	$8	$1	$9	$(1)	$(4)	$(5)	$1	$9

Q2 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$236	$35	$37	$22	$47	$-	$4	$381
Operational EBITDA *	$15	$1	$8	$(1)	$(5)	$(7)	$1	$12

Q2 2018 Actuals vs. Q2 2017 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(9)	$(2)	$1	$(2)	$1	$1	$1	$(9)
Operational EBITDA *	$(7)	$-	$1	$-	$1	$2	$-	$(3)

Q2 2018 Actuals on constant currency ** vs. Q2 2017 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(17)	$(3)	$-	$(2)	$-	$1	$1	$(20)
Operational EBITDA *	$(6)	$-	$1	$-	$-	$2	$-	$(3)

*	Total Operational EBITDA is a non-GAAP financial measure. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

**

The impact of foreign exchange represents the 2017 foreign exchange impact using average foreign exchange rates for the three months ended June 30, 2017, rather than the actual exchange rates in effect for the three months ended June 30, 2018.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; Kodak’s ability to achieve cash forecasts, financial projections and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to comply with the covenants in its various credit facilities; Kodak’s ability to repay, refinance or extend the maturity of its outstanding first lien term loans prior to their maturity date of September 3, 2019 or prior to June 5, 2019, the date on which Kodak’s revolving credit facility will terminate unless such repayment, refinancing or extension has occurred or the revolving credit facility has been amended; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations, including its Flexographic Packaging segment, or otherwise monetize assets; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

A. NON-GAAP MEASURES

In this second quarter 2018 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis; and
  Operational EBITDA on a constant currency basis excluding the impact of aluminum costs.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended June 30, 2017, rather than the actual exchange rates in effect for the three months ended June 30, 2018.

This press release contains a forward-looking estimate of full-year 2018 Operational EBITDA and full-year 2018 Cash Outlook. Kodak is unable to provide a reconciliation of full-year 2018 Operational EBITDA to a forward-looking estimate of GAAP net income / loss and a reconciliation of full-year 2018 Cash Use to changes in cash and cash equivalents because projected GAAP net income / loss for the full year and changes in cash and cash equivalents would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset sales, asset impairments, foreign exchange gains / losses, changes in the fair value of the conversion option derivative liability, unanticipated items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide quantitative reconciliations of full-year 2018 projected net income / loss and changes in cash and cash equivalents.

The following table reconciles the most directly comparable GAAP measure of Net Earnings to Operational EBITDA, Operational EBITDA on a constant currency basis and Operational EBITDA on a constant currency basis excluding the impact of aluminum costs for the three months ended June 30, 2018 and 2017, respectively:

(in millions)
	Q2 2018	Q2 2017	$ Change	% Change
Net earnings	$4	$4	$-	0%
Depreciation and amortization	20	22	(2)	-9%
Restructuring costs and other (1)	2	11	(9)	-82%
Stock based compensation	1	3	(2)	-67%
Consulting and other costs (2)	3	-	3	n/a
Idle costs (3)	1	1	-	0%
Manufacturing capacity expansion non-recurring costs (4)	1	-	1	n/a
Other operating (income) expense, net (1)	(2)	2	(4)	-200%
Interest expense (1)	9	8	1	13%
Pension income excluding service cost component (1)	(32)	(37)	5	-14%
Other charges (income), net (1)	1	(9)	10	-111%
Loss from discontinued operations, net of income tax (1)	-	3	(3)	-100%
Provision for income taxes (1)	1	4	(3)	-75%
Operational EBITDA	$9	$12	$(3)	-25%
Impact of foreign exchange (5)	-		-
Operational EBITDA on a constant currency basis	$9	$12	$(3)	-25%
Year over year impact of aluminum costs	7		7
Operational EBITDA on a constant currency basis excluding impact of aluminum costs	$16	$12	$4	33%

Footnote Explanations:

(1)	As reported in the Consolidated Statement of Operations.
(2)	Consulting and other costs are primarily professional services and internal costs associated with certain corporate strategic initiatives.
(3)	Consists of third party costs such as security, maintenance and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(4)	Consists of noncapitalizable costs incurred as a result of the Flexographic Packaging segment’s expansion at the manufacturing facility in Weatherford, Oklahoma.
(5)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the three months ended June 30, 2017, rather than the actual exchange rates in effect for the three months ended June 30, 2018.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended June 30,
	2018	2017
Revenues
Sales	$300	$307
Services	72	74
Total net revenues	372	381
Cost of revenues
Sales	262	257
Services	50	54
Total cost of revenues	312	311
Gross profit	60	70
Selling, general and administrative expenses	63	66
Research and development costs	14	18
Restructuring costs and other	2	11
Other operating (income) expense, net	(2)	2
Loss from continuing operations before interest expense, other charges (income), net, and income taxes	(17)	(27)
Interest expense	9	8
Pension income excluding service cost component	(32)	(37)
Other charges (income), net	1	(9)
Earnings from continuing operations before income taxes	5	11
Provision for income taxes	1	4
Earnings from continuing operations	4	7
Loss from discontinued operations, net of income tax	—	(3)
NET EARNINGS	$4	$4

The notes accompanying the Company’s second quarter 2018 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$275	$344
Trade receivables, net of allowances of $9 in each period	242	282
Inventories, net	301	276
Other current assets	56	56
Total current assets	874	958
Property, plant and equipment, net of accumulated depreciation of $418 and $394, respectively	290	314
Goodwill	32	32
Intangible assets, net	79	86
Restricted cash	11	17
Deferred income taxes	175	188
Other long-term assets	112	112
TOTAL ASSETS	$1,573	$1,707

LIABILITIES, REDEEMABLE, CONVERTIBLE PREFERRED STOCK AND EQUITY
Accounts payable, trade	$181	$198
Short-term borrowings and current portion of long-term debt	3	4
Other current liabilities	208	217
Total current liabilities	392	419
Long-term debt, net of current portion	398	399
Pension and other postretirement liabilities	405	466
Other long-term liabilities	198	202
Total liabilities	1,393	1,486

Commitments and contingencies (Note 7)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	168	164

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	624	631
Treasury stock, at cost	(9)	(9)
Accumulated deficit	(205)	(174)
Accumulated other comprehensive loss	(398)	(391)
Total shareholders' equity	12	57
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY	$1,573	$1,707

The notes accompanying the Company’s second quarter 2018 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Nick Rangel, +1 585-615-0549
nicholas.rangel@kodak.com
or
Investor:
Kodak
Bill Love, +1 585-724-4053
shareholderservices@kodak.com